Exhibit 99

For Immediate Release
Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Enters into New, Five-Year $200 Million Unsecured

Revolving Credit Facility

Racine, WI, October 27, 2004 -- Modine Manufacturing Company (NYSE: MOD) announced today that it has entered into a new, five-year $200 million unsecured, multi-currency revolving credit facility to be used for general corporate purposes.

The new credit facility, which has a customary accordion feature that allows for an additional $75 million of borrowing capability, replaces Modine's existing three-year, $150 million multi-currency revolving credit facility established in April 2002, which included a $50 million accordion feature.

"Because of the major improvement in Modine's financial position in the last few years, we were able to take advantage of favorable debt market conditions to enter into this larger and lower-cost credit facility," said Brad Richardson, Modine Vice President, Finance and Chief Financial Officer. "Our new facility, in conjunction with our strong balance sheet reflecting a total debt to capital ratio of under 20 percent, gives Modine significant, additional flexibility to execute our global growth strategy in the years ahead."

"We are committed to making focused, accretive acquisitions and other high-return capital investments, including joint ventures and technology partnerships, that leverage and expand our core thermal management business," Richardson said.

J.P. Morgan Securities Inc. acted as the Sole Lead Arranger and Bank One, NA was the Administrative Agent. SunTrust Bank acted as Syndication Agent and M&I Marshall & IIsley Bank and Wells Fargo Bank acted as Documentation Agents.

Modine, with fiscal 2004 revenues of $1.2 billion, specializes in highly engineered thermal management systems and components, bringing heating and cooling technology and solutions to diversified global markets. The Company's products are used in light, medium, and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells and electronics. Modine employs more than 8,500 people worldwide at 35 facilities. More information about Modine can be found at www.modine.com.

This news release may contain statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 31 of the Company's 2004 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Specifically, this news release contains forward-looking statements regarding growth strategy. These forward-looking statements are particularly subject to a number of risks and uncertainties, including the overall condition of the economy, the status of interest rates and other government actions and policies impacting the cost to Modine to execute its growth strategy; international economic changes and challenges; the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties. Modine does not assume any obligation to update any of these forward-looking statements